Exhibit 99.1

Nuwellis, Inc. Announces Fourth Quarter and Full Year 2024 Financial Results

Minneapolis, MN, March 11, 2025 (GLOBE NEWSWIRE) -- Nuwellis, Inc. (Nasdaq: NUWE), a commercial-stage medical device company focused on transforming the lives of people with fluid overload, today reported financial results for the fourth quarter and full year ended December 31, 2024.

Recent Highlights:

•	CMS four-fold payment increase to $1,639 for Aquadex Ultrafiltration Therapy in the outpatient setting effective January 1, 2025.
•	New data published in JACC: Heart Failure showed Aquadex ultrafiltration reduced heart failure events by 60% compared to IV diuretics.
•	Full year operating cost reduction of $5.9 million, or 26%, compared to the prior year.
•	Revenue of $2.3 million, a 9% decrease compared to the prior year quarter.
•	Consumables utilization growth of 21% compared to the prior year quarter.
•	Critical Care customer category revenue growth of 35% compared to the prior year quarter.
•	Gross margin of 58.4%, compared to 54.4% in the prior year quarter.

“Our steadfast commitment to making Aquadex the standard of care for the clinical management of fluid overload resulted in fourth quarter annual consumables utilization growth of 21% and a 35% increase in revenue in Critical Care, our largest revenue producing customer category, in addition to steady increases in new account wins throughout the year,” said John Erb, Chairman of the Board and interim CEO of Nuwellis. “In 2025, we expect to drive progress on our growth agenda, buoyed by increasing awareness of the clinical evidence for our Aquadex system, enhanced by a favorable change to CMS reimbursement to drive new expansion opportunities in the outpatient setting, fueling a steady cadence of new outpatient account wins, and continued market penetration.”

Fourth Quarter 2024 Financial Results

Revenue for the fourth quarter of 2024 was $2.3 million, a 9% decrease compared to the prior year quarter. The year-over-year decrease is attributable to a decrease in US console sales and international sales, partially offset by a 21% increase in consumables utilization.

Gross margin was 58.4% for the fourth quarter of 2024, compared to 54.4% in the prior year quarter. The increase was primarily driven by higher manufacturing volumes of consumables and lower fixed overhead manufacturing expenses. In December 2024, the Company had a voluntary recall of specific lots of blood circuit units from identified accounts. Accordingly, the current year period includes a non-recurring expense of approximately $150,000.

Selling, general and administrative expenses (SG&A) for the fourth quarter of 2024 decreased to $2.9 million, compared to $3.6 million in the prior-year quarter. The decrease in SG&A expense was primarily realized through efficiency initiatives enacted in the second half of 2023 and in early 2024.

Fourth quarter research and development (R&D) expenses were $831 thousand, compared to $1.4 million in the prior-year quarter. The decrease in R&D expense was primarily due to reduced consulting fees and compensation related expenses.

Total operating expenses for the fourth quarter of 2024 were $3.7 million, a 25% decrease compared to $5.0 million in the prior-year quarter as we continue to realize savings from operating efficiency initiatives enacted in the second half of 2023 and in early 2024.

Operating loss for the fourth quarter of 2024 decreased to $2.4 million compared to an operating loss of $3.6 million in the prior-year quarter.

Net loss attributable to common shareholders for the fourth quarter of 2024 was $1.5 million, or a loss of $0.44 per basic and diluted common share, compared to a net loss attributable to common shareholders of $7.9 million, or a loss of $54.48 per basic and diluted common share in the prior-year quarter. Fourth quarter net loss attributable to common shareholder improvement was primarily the result of a reduction in operating expenses realized through operating efficiency initiatives and the recognition of a one-time $900,000 gain contingency from the termination of the SeaStar Medical distribution agreement. Additionally, the prior year period included $2.0 million of ‘Other Expense’ and $2.4 million of a deemed dividend and Payment-in-Kind dividend related to the Company’s October 2023 financing.

On December 31, 2024, the Company had no debt, cash and cash equivalents of approximately $5.1 million, and approximately 4.4 million common shares outstanding.

Webcast and Conference Call Information

The Company will host a conference call and webcast at 9:00 AM ET today to discuss its financial results and provide an update on the Company’s performance.

To access the live webcast, please visit the Investors page of the Nuwellis website at https://ir.nuwellis.com. Alternatively, you may access the live conference call by dialing 1-800-245-3047 (U.S) or 1-203-518-9765 (international) and using the conference ID: NUWEQ4. An audio archive of the webcast will be available following the call on the Investors page at https://ir.nuwellis.com.

About Nuwellis
Nuwellis, Inc. (Nasdaq: NUWE) is a commercial-stage medical device company dedicated to transforming the lives of patients suffering from fluid overload through science, collaboration, and innovation. The company is focused on commercializing the Aquadex SmartFlow® system for ultrafiltration therapy. Nuwellis is headquartered in Minneapolis, with a wholly owned subsidiary in Ireland. For more information visit ir.nuwellis.com or visit us on LinkedIn or X.

About the Aquadex SmartFlow® System
The Aquadex SmartFlow system delivers clinically proven therapy using a simple, flexible and smart method of removing excess fluid from patients suffering from hypervolemia (fluid overload). The Aquadex SmartFlow system is indicated for temporary (up to 8 hours) or extended (longer than 8 hours in patients who require hospitalization) use in adult and pediatric patients weighing 20 kg or more whose fluid overload is unresponsive to medical management, including diuretics. All treatments must be administered by a health care provider, within an outpatient or inpatient clinical setting, under physician prescription, both having received training in extracorporeal therapies.

Forward-Looking Statements
Certain statements in this release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding the new market opportunities and anticipated growth in 2025 and beyond. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risks associated with our ability to execute on our commercialization strategy, the possibility that we may be unable to raise sufficient funds necessary for our anticipated operations, our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. Nuwellis does not assume any obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise.

CONTACTS

INVESTORS:
Vivian Cervantes
Gilmartin Group
ir@nuwellis.com

NUWELLIS, INC. AND SUBSIDIARY
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$5,095	$3,800
Accounts receivable	1,727	1,951
Inventories, net	1,718	1,997
Other current assets	315	461
Total current assets	8,855	8,209
Property, plant and equipment, net	478	728
Operating lease right-of-use asset	510	713
Other assets	21	120
TOTAL ASSETS	$9,864	$9,770

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$1,640	$2,380
Accrued compensation	640	525
Current portion of operating lease liability	238	216
Other current liabilities	41	51
Total current liabilities	2,559	3,172
Common stock warrant liability	468	2,843
Operating lease liability	307	544
Total liabilities	3,334	6,559
Commitments and contingencies

Mezzanine Equity Series J Convertible Preferred Stock as of December 31, 2024 and December 31, 2023, par value $0.0001 per share; authorized 600,000 shares, issued and outstanding 102 and 11,950, respectively	2	221
Stockholders’ equity
Series A junior participating preferred stock as of December 31, 2024 and December 31, 2023, par value $0.0001 per share; authorized 30,000 shares, none outstanding	—	—
Series F convertible preferred stock as of December 31, 2024 and December 31, 2023, par value $0.0001 per share; authorized 18,000 shares, issued and outstanding 127 shares	—	—
Preferred stock as of December 31, 2024 and December 31, 2023, par value $0.0001 per share; authorized 39,352,000 shares, none outstanding	—	—
Common stock as of December 31, 2024 and December 31, 2023, par value $0.0001 per share; authorized 100,000,000 shares, issued and outstanding 4,373,968 and 161,925, respectively	—	—
Additional paid‑in capital	305,366	290,647
Accumulated other comprehensive income: Foreign currency translation adjustment	(47)	(31)
Accumulated deficit	(298,791)	(287,626)
Total stockholders’ equity	6,528	2,990
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$9,864	$9,770

NUWELLIS, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except weighted average shares outstanding and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023

Net sales	$2,322	$2,551	$8,740	$8,864
Cost of goods sold	967	1,163	3,064	3,881
Gross profit	1,355	1,388	5,676	4,983
Operating expenses:
Selling, general and administrative	2,911	3,609	13,455	17,191
Research and development	831	1,372	3,209	5,422
Total operating expenses	3,742	4,981	16,664	22,613
Loss from operations	(2,387)	(3,593)	(10,988)	(17,630)
Other income (expense), net
Other income	7	56	(80)	154
Gain on settlement	900	—	900	—
Financing expense	—	(3,483)	(5,607)	(3,483)
Change in fair value of warrant liability	13	1,513	4,615	758
Loss before income taxes	(1,467)	(5,507)	(11,160)	(20,201)
Income tax expense	(1)	(2)	(5)	(8)
Net loss	(1,468)	(5,509)	(11,165)	(20,209)
Deemed dividend attributable to Series J Convertible Preferred Stock	—	(2,297)	541	(2,297)
Dividend on Series J Convertible Preferred Stock	—	(121)	—	(121)
Net loss attributable to common stockholders	$(1,468)	$(7,927)	$(10,624)	$(22,627)

Basic and diluted loss per share	$(0.44)	$(54.48)	$(8.41)	$(360.06)

Weighted average shares outstanding – basic and diluted	3,367,768	101,120	1,327,252	56,126

Other comprehensive loss:
Net loss	$(1,468)	$(5,509)	$(11,165)	$(20,209)
Unrealized gain (loss) on marketable securities	—	—	—	(56)
Foreign currency translation adjustments	(1)	(7)	(16)	(13)
Total comprehensive loss	$(1,469)	$(5,516)	$(11,181)	$(20,278)

NUWELLIS, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Cash Flows
(in thousands)

	For the years ended December 31
	2024	2023
Operating Activities:
Net loss	$(11,165)	$(20,209)
Adjustments to reconcile net loss to cash flows used in operating activities:
Depreciation and amortization	310	362
Stock-based compensation expense	478	670
Change in fair value of warrant liability	(4,615)	(758)
Loss on disposal of intangible asset	99	—
Financing expense	5,607	3,483
Net realized gain on marketable securities	—	(65)
Changes in operating assets and liabilities:
Accounts receivable	224	(545)
Inventory, net	279	697
Other current assets	(160)	(65)
Other assets and liabilities	(22)	(7)
Accounts payable and accrued expenses	(626)	(1,500)
Net cash used in operating activities	(9,591)	(17,937)

Investing Activities:
Proceeds from sale of marketable securities	—	578
Addition of intangible asset	—	(99)
Purchases of property and equipment	(60)	(149)
Net cash (used in) provided by investing activities	(60)	330

Financing Activities:
Proceeds from April 2024 common stock offerings, net	2,403	2,109
Proceeds from the exercise of Series J Convertible Preferred Warrants	501	1,482
Proceeds from the exercise of Warrants, net	288	120
Proceeds from the exercise of April 2024 Warrants, net	2,246	—
Proceeds from the issuance of July and August 2024 Common Stock and Warrants, net	2,160	—
Proceeds from warrant inducement in November 2024, net	3,364	—
Payments on finance lease liability	—	(28)
Net cash provided by financing activities	10,962	3,683

Effect of exchange rate changes on cash	(16)	(13)
Net increase/(decrease) in cash and cash equivalents	1,295	(13,937)
Cash and cash equivalents - beginning of period	3,800	17,737
Cash and cash equivalents - end of period	$5,095	$3,800